EXHIBIT 4

                               [Letterhead of G&W]


                                                  December 12, 2000



Mortimer B. Fuller III
c/o Genesee & Wyoming Inc.
66 Field Point Road
Greenwich, CT  06830

The 1818 Fund III, L.P.
c/o Brown Brother Harriman & Co.
59 Wall Street
New York, NY 10005
Attention:  Mr. T. Michael Long


Dear Sirs:

                  Reference is made to the Stock Purchase Agreement, dated October 19, 2000 (as amended from time to time, the "STOCK PURCHASE AGREEMENT"), by and between Genesee & Wyoming Inc. (the "COMPANY"), and The 1818 Fund III L.P. (the "PURCHASER"). This letter (the "AGREEMENT") sets forth the terms and conditions of the agreement reached between the Company, Mortimer B. Fuller III ("MBF") and the Purchaser regarding the Purchaser's rights to representation on the Board of Directors of the Company (the "BOARD OF DIRECTORS") and certain other matters.

                  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Stock Purchase Agreement.

                  1.       BOARD REPRESENTATION.

                           (a)      The Company shall, within 30 days after the
date hereof, promptly cause one vacancy to be created on its Board of Directors (by increasing the number of members of the Board of Directors or otherwise) and at such time shall cause one person designated by the Purchaser and that is reasonably acceptable to the Company to be selected to fill such vacancy; provided that each of T. Michael Long and Walter Grist shall be deemed to be acceptable to the Company. Such designee shall serve until the next succeeding annual meeting of stockholders of the Company to be held after such election. Notwithstanding the foregoing, at any time that the Purchaser does not continue to own at least 20% of the shares of Class A Common Stock issued or issuable upon conversion of the Preferred Stock (whether or not the Preferred Stock has been converted), such designee shall tender his or her resignation to the Company's Board of Directors at the next succeeding annual meeting of stockholders, whether or not such designee's term of office expires at such meeting.

                           (b)      Commencing with such next succeeding annual
meeting of stockholders of the Company referred to in subsection (a) above and at each annual meeting of stockholders of the Company thereafter, so long as the Purchaser holds 20% of the shares of Class A Common Stock issued or issuable upon conversion of the Preferred Shares (whether or not the Preferred Shares have been converted) the Purchaser shall be entitled to designate one director who shall be acceptable to the Company to the Company's Board of Directors; provided that each of T. Michael Long and Walter Grist shall be deemed to be acceptable to the Company. The Company shall cause such designee of the Purchaser to be included in the slate of nominees recommended by the Board to the Company's stockholders for election as directors, and the Company shall use its reasonable best efforts to cause the election of such designee, including voting all shares for which the Company holds proxies (unless otherwise directed by the stockholder submitting such proxy) or is otherwise entitled to vote, in favor of the election of such person. Notwithstanding the foregoing, at any time that the Purchaser does not continue to own at least 20% of the shares of Class A Common Stock issued or issuable upon conversion of the Preferred Stock (whether or not the Preferred Stock has been converted), such designee shall tender his or her resignation to the Company's Board of Directors at the next succeeding annual meeting of stockholders, whether or not such designee's term of office expires at such meeting.

                           (c)      In the event such designee of the Purchaser
shall cease to serve as a director for any reason, other than by reason of the Purchaser not being entitled to designate a designee as provided in Section 1(a) or 1(b), the Company shall use its reasonable best efforts to cause the vacancy resulting thereby to be filled by a designee of the Purchaser that is reasonably acceptable to the Company; provided that each of T. Michael Long and Walter Grist shall be deemed to be acceptable to the Company.

                           (d)      In addition to the rights granted pursuant
to Section 1(a), (b) and (c) above, the Purchaser shall have the right to have a representative reasonably acceptable to the Company attend all portions of regular and special meetings of the Board of Directors of the Company not reserved for members of the Board of Directors of the Company only except to the extent counsel to the Company advises that such attendance or receipt of information thereat could jeopardize matters of attorney-client privilege or otherwise not be in the Company's best interests as a whole. Such representative shall agree in writing at the time of his or her designation that he or she shall be bound by the same fiduciary duties (including those relating to confidentiality) as apply to members of the Board. Such right is further conditioned upon the receipt of an agreement in writing pursuant to which such representative agrees to keep confidential all discussions held, and materials distributed, at the meeting of the Company's Board of Directors. The visitation rights set forth above shall include the right to receive the same notice and materials provided to Board and committee members. For the avoidance of doubt, it is understood and agreed that each of T. Michael Long and Walter Grist shall be deemed acceptable to the Company for purposes of this Section 1(d).

                           (e)      From and after the date hereof and so long
as the Purchaser continues to hold at least 20% of the shares of Class A Common Stock issued or issuable upon conversion of the Preferred Stock (whether or not the Preferred Stock has been converted), at each annual or special stockholders meeting called for the election of directors, and whenever the stockholders of the Company act by written consent with respect to the election of directors, MBF agrees to vote or otherwise give such stockholder's consent in respect of all shares of the capital stock of the Company (whether now or hereafter acquired) owned (whether jointly or severally) or, to the extent permitted by law, controlled (including shares held by the Estate of Frances A. Fuller (until distributed in accordance with Section 2(f)), but excluding shares held by the Overlook Estate Foundation, Inc. or the Frances A. Fuller Family Trust) by such stockholder, and take all other appropriate action, in order to cause:

                                    (i)     the election to the Board of
Directors of the designee of the Purchaser pursuant to this Section 1;

                                    (ii)    the removal from the Board of
Directors (with or without cause) of any director elected in accordance with clause (i) above upon the written request of the Purchaser; and

                                    (iii)   upon any vacancy in the Board as a
result of any individual designated as provided in clause (i) above ceasing to be a member of the Board of Directors, whether by resignation or otherwise, the election to the Board of Directors as promptly as possible of an individual designated by the Purchaser that is reasonably acceptable to the Company; provided that each of T. Michael Long and Walter Grist shall be deemed to be acceptable to the Company.

                           (f)      No party hereto shall grant any proxy or
enter into or agree to be bound by any voting trust with respect to shares of capital stock held by it, nor shall any party hereto enter into any stockholder agreement or arrangement of any kind with respect to shares of capital stock held by it, which conflicts or is inconsistent in any manner with the provisions of this Agreement.

                  2.       TRANSFER.

                           (a)      MBF shall not sell, transfer, assign, pledge
or otherwise dispose of any capital stock of the Company in a single or series of related private transactions (a "TRANSFER") other than in compliance with this Section 2. MBF agrees not to consummate any Transfer (other than a Transfer to a Permitted Transferee pursuant to Sections 2(c), 2(d) and 2(e) or transaction permitted under Section 2(f)) until the expiration of a 15-day period (the "ELECTION PERIOD") following delivery by MBF of a Transfer Notice pursuant to Section 2(b).

                           (b)      If at any time MBF desires to transfer 15%
or more of the shares of Common Stock directly owned (whether jointly or severally) by him (which, for purposes of this section 2 shall include shares owned by the Estate of Frances A. Fuller (until distributed in accordance with Section 2(f)), but exclude shares owned by the Overlook Estate Foundation, Inc. or the Frances A. Fuller Family Trust) in a single or series of related private transactions to a Person other than a Permitted Transferee or as set forth in Section 2(f), and, so long as the Purchaser owns 20% of the shares of Common Stock issued or issuable upon conversion of the Preferred Stock, MBF shall notify the Company and the Purchaser of such desire (the "TRANSFER NOTICE"). The Purchaser shall have the right, exercisable by written notice to the Company and to MBF prior to the expiration of the Election Period, to participate in such Transfer on a pro rata basis on the same terms and conditions as MBF. In the event that the Purchaser elects to participate in a Transfer pursuant to this Section 2(b), MBF and the Purchaser shall be entitled to sell in such Transfer the number of shares of Common Stock determined by multiplying the number of shares covered by the Transfer Notice by a fraction, the numerator of which is the number of shares of Common Stock or Common Stock issued or issuable upon conversion of the Preferred Stock held by MBF or the Purchaser (determined on a fully diluted basis), as the case may be, and the denominator of which is the number of shares of Common Stock or Common Stock issued or issuable upon conversion of the Preferred Stock held by both MBF and the Purchaser (determined on a fully diluted basis). MBF shall not effect any Transfer subject to this Section 2(b) unless the purchaser agrees to the participation of the Purchaser in such transaction as specified above or, in the alternative, MBF purchases the shares that the Purchaser is entitled to include in such Transfer on the terms set forth in the Transfer Notice concurrently with the closing of such Transfer. For the avoidance of doubt, it is understood and agreed that this Section 2(b) does not apply to Transfers by MBF, in a single or series of related transactions that do not exceed, individually or in the aggregate, 15% or more of the shares of Common Stock directly owned by him.

                           (c)      PERMITTED TRANSFERS. The restrictions set
forth in this Section 2 shall not apply to Transfers of Common Stock to (i) a member of MBF's immediate family, which shall include MBF, his spouse, siblings (except as set forth in Section 2(f)), children or grandchildren ("Family Members") or (ii) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by MBF or one or more Family Members of MBF; PROVIDED, HOWEVER, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any shares of Common Stock, no Person other than MBF or one or more Family Members of MBF may be or may become beneficiaries, stockholders, limited or general partners or members thereof (the Persons referred to in the preceding clauses (i) and (ii) are each referred to hereinafter as a "Permitted Transferee"). A Permitted Transferee of shares of Common Stock pursuant to this Section 2(c) may transfer shares of Common Stock received after the date hereof pursuant to this Section 2(c) only to MBF or to a Person that is a Permitted Transferee. MBF shall not avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of MBF's interest in any such Permitted Transferee, and any transfer or attempted transfer in violation of this covenant shall be null and void AB INITIO.

                           (d)      PERMITTED TRANSFER PROCEDURES. If MBF wishes
to transfer shares of Common Stock to a Permitted Transferee under Section 2(c), MBF shall give notice to the Company of his intention to make such a transfer not less than seven (7) days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed, the relationship of such Permitted Transferee to MBF, and the number of shares of Common Stock proposed to be transferred to such Permitted Transferee.

                           (e)      TRANSFERS IN COMPLIANCE WITH LAW;
SUBSTITUTION OF TRANSFEREE. Except as set forth in Section 2(f), notwithstanding any other provision of this Agreement, no transfer may be made pursuant to this
Section 2 to a Permitted Transferee unless (a) the Permitted Transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument in form and substance satisfactory to the Company, (b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act. Upon becoming a party to this Agreement, a Permitted Transferee shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as MBF hereunder with respect to the shares of Common Stock transferred to such Permitted Transferee.

                           (f)      EXEMPT TRANSACTIONS. Notwithstanding any
other provision of this Agreement, the restrictions set forth in this Section 2 shall not apply to (i) Transfers of Common Stock to permit MBF to, directly or indirectly, satisfy his obligations under the Agreement, dated May 13, 1997, between MBF and Suzanne Fuller; PROVIDED, HOWEVER, that such Transfers do not, individually or in the aggregate, exceed 45,000 shares of Common Stock, (ii) sales of Common Stock by financial institutions pursuant to pledge agreements executed by MBF and existing as of the date of this agreement, or (iii) distributions of Common Stock by the Estate of Frances A. Fuller to Patricia A. Fuller or Frances F. Gunster, whether directly or in trust. For the avoidance of doubt, the transferees in transactions effected pursuant to the preceding sentence shall not be required to agree in writing to or otherwise be bound by the terms and conditions of this Agreement.

                  3.       OTHER AGREEMENTS.

                           (a)      This Agreement shall be governed by and
construed in accordance with the laws of the State of New York.

                           (b)      This Agreement constitutes the entire
agreement of the parties hereto with respect to the subject matter hereof and cannot be modified or amended except in writing signed by the parties hereto.

                           (c)      This Agreement may be executed in
counterparts, all of which taken together shall constitute one instrument.

                  Please confirm that the foregoing correctly sets forth our understanding by signing and returning the enclosed duplicate copy of this Agreement.


                                   Sincerely,

                                   GENESEE & WYOMING INC.


                                   By:  __________________________
                                        Name:
                                        Title:

Accepted and Agreed to
this 12th day of December, 2000


THE 1818 FUND III, L.P.

By:  Brown Brothers Harriman & Co.
       its General Partner

     By:  __________________________
          Name:
          Title:



Mortimer B. Fuller, III


____________________________________